Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the QIAGEN N.V. 2014 Stock Plan of our reports dated February 27, 2015, with respect to the consolidated financial statements and schedule of QIAGEN N.V. and the effectiveness of internal control over financial reporting of QIAGEN N.V., included in its Annual Report (Form 20-F) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

March 27, 2015

Ernst & Young GmbH
Wirtschaftsprüfungsgesellschaft
Düsseldorf, Germany

/s/ Hendrik Hollweg        /s/ Tobias Schlebusch
Hendrik Hollweg            Tobias Schlebusch
Wirtschaftsprüfer            Wirtschaftsprüfer
[German Public Auditor]        [German Public Auditor]